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                                                                     EXHIBIT 2.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                METATOOLS, INC.

                            ----------------------

     METATOOLS, INC., a Delaware corporation (the "Corporation"), hereby certifies as follows:

     1. The current name of the Corporation is "METATOOLS, INC." The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 10, 1995 and the Corporation's current Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 15, 1995.

     2. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting, in its entirety, the current ARTICLE ONE and ARTICLE FOUR thereof and inserting in place thereof a new ARTICLE ONE and a new ARTICLE FOUR to read as follows:

                                  "ARTICLE ONE

     The name of this corporation is MetaCreations Corporation (the "Corporation").

                                  ARTICLE FOUR

     This Corporation is authorized to issue two classes of shares to be designated respectively Common Stock and Preferred Stock. The total number of shares of Common Stock this Corporation shall have authority to issue is 75,000,000 shares, and shall have a par value of $0.001 per share, and the total number of shares of Preferred Stock this Corporation shall have authority to issue is 5,000,000 shares, and shall have a par value of $0.001 per share.

     The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock. The Board of Directors is authorized to alter the designation, rights, preferences, privileges and restrictions granted
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to or imposed upon any wholly unissued series of Preferred Stock, and within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series."

     The Amendment of this Certificate of Amendment of Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS THEREOF, the Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed as of the 29th day of May 1997, by John J. Wilczak, its President and Chief Executive Officer, and attested by Jeffrey D. Saper, its Secretary, who hereby affirm and acknowledge, under penalties of perjury, that this Certificate is the act and deed of the Corporation and that the facts stated herein are true.


                              MetaTools, Inc.

                                 /s/ John J. Wilczak
                              By ____________________________________
                              Name: John J. Wilczak
                              Title: President and Chief Executive Officer


ATTESTED:

   /s/ Jeffrey D. Saper
By ________________________
Name: Jeffrey D. Saper
Title: Secretary